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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                  NEOFORMA.COM COMPLETES ACQUISITION OF EQUIPMD
                B2B PROCUREMENT COMPANY ACQUIRED BY NEOFORMA.COM

SANTA CLARA, CALIF. - MAY 1, 2000 -- Neoforma.com, Inc. (NASDAQ: NEOF), a leading business-to-business (B2B) e-commerce marketplace for medical products, announced today that it has completed the acquisition of EquipMD, Inc., a B2B procurement company serving the broad spectrum purchasing needs of 15,000 physicians in approximately 4,000 practices.

Under the terms of the acquisition, which was previously announced on March 27, 2000, Neoforma.com has acquired all of the outstanding capital stock and options of EquipMD for approximately 5.45 million shares of Neoforma.com common stock. EquipMD will remain headquartered in Atlanta. Allen M. Capsuto, the chief executive officer of EquipMD, will report directly to Bob Zollars, chairman, president and chief executive officer of Neoforma.com.

EquipMD is a B2B e-commerce procurement company providing services designed specifically to meet the efficiency and cost reduction needs of today's physician practice marketplace. EquipMD provides physicians a single place to order medical and surgical supplies, office supplies, high-end equipment and other products and services representing approximately 85 percent of the purchasing needs of the physician office market. In addition, EquipMD offers various products and services from multiple vendors through a single purchase order and a single payment covering all purchases. More than 15,000 physicians in 47 states, Puerto Rico and Washington, D.C. are currently served by EquipMD.

ABOUT NEOFORMA.COM, INC.

Neoforma.com is a leading provider of business-to-business e-commerce services in the large and highly fragmented market for medical equipment and supplies. Neoforma.com offers three primary services that together address the entire healthcare purchasing lifecycle, from planning through procurement to liquidation. The Neoforma Shop service provides a unified marketplace where purchasers can easily locate and buy new medical products, and suppliers can access new customers and markets. The Neoforma Auction service creates an efficient marketplace for idle assets by enabling users to list, sell and buy used, refurbished and surplus medical products. The Neoforma Plan service provides interactive content to healthcare facility planners to reduce the complexities of planning and outfitting facilities. For more information, visit the company's Web site at www.neoforma.com.

This news release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to the benefits of the acquisition and the business and prospects of Neoforma.com and EquipMD. These forward-looking statements involve a number of risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks and other risks, are described in Neoforma.com's periodic reports filed with the SEC including its Form 10K for the year ended December 31, 1999. Neoforma.com assumes no obligation to update the forward-looking information contained in this news release.

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Contacts:
Kali Coffman (media), kali.coffman@neoforma.com, (408) 549-6446
Shari Annes (investors), shari.annes@neoforma.com, (408) 549-1680

Neoforma.com, Inc., and www.neoforma.com are trademarks of Neoforma.com, Inc. Other Neoforma.com logos, product names, and service names are also trademarks of Neoforma.com, Inc., which may be registered in other countries. Other product and brand names are trademarks of their respective owners.